UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17011 Beach Blvd., Suite 1500 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOLDERA, INC.

July 27, 2007

Item 3.02.	Unregistered Sales of Equity Securities.

On July 27, 2007, we entered into Amendment No. 1 to Common Stock Purchase Agreement, dated as of May 4, 2007, by and between us and Vision Opportunity Master Fund, Ltd. (“Vision”). We previously reported entering into the Common Stock Purchase Agreement under our current report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 11, 2007. Pursuant to the terms of the July 27 amendment, we sold 6,666,666 shares of our Common Stock to Vision at a purchase price of $.15 per share, or an aggregate purchase price of $1,000,000. A copy of Amendment No. 1 to Common Stock Purchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

As part of the July 27 amendment, Vision also agreed to eliminate the liquidated damages provision in the Registration Rights Agreement that it entered into with us as of May 4, 2007, and waived the “full-ratchet” anti-dilution provision contained in the series A warrant previously issued to it as a result of this financing.

To induce Vision to enter into these transactions and to reduce potential dilution to our existing shareholders, Richard Lusk, our President and Chief Executive Officer, agreed to transfer to Vision, for nominal consideration, a total of 20,000,000 unregistered shares of our common stock.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes.

The common stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1, dated as of July 27, 2007, to Common Stock Purchase Agreement, dated as of May 4, 2007, by and between Foldera, Inc. and Vision Opportunity Master Fund, Ltd.

99.1	Press release issued July 31, 2007 by Foldera, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: July 31, 2007	By:	/s/ Reid Dabney
Reid Dabney
Senior Vice President and Chief Financial Officer